Exhibit 5.1


                                HODGSON RUSS LLP
                              The Guaranty Building
                           140 Pearl Street, Suite 100
                          Buffalo, New York 14202-4040

                                                                  April 27, 2007
Greatbatch, Inc.
9645 Wehrle Drive
Clarence, New York 14031

Ladies and Gentlemen:

         Re: $197,782,000 Aggregate Principal Amount of Debt Securities of
             Greatbatch, Inc.

         We have acted as counsel to Greatbatch, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 filed on or about the date of this letter (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") to register (i) $197,782,000 aggregate principal amount of the Company's 2 1/4% Convertible Subordinated Debentures due 2013 (the "Debentures") issued pursuant to an Indenture dated March 28, 2007 between the Company and Manufacturers and Traders Trust Company (the "Trustee"), as trustee, (the "Original Indenture") as amended by the First Supplemental Indenture dated April 2, 2007 between the Company and the Trustee (the "First Supplemental Indenture" and together with the Original Indenture, the "Indenture") and (ii) 5,700,453 shares of the Company's common stock, par value $.001 per share (the "Shares") into which the Debentures may be converted, for sale by the selling shareholders identified in the prospectus (the "Prospectus") forming a part of the Registration Statement from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Debentures and Shares are herein referred to collectively as the "Securities." This letter is being delivered pursuant to your request.

         The opinions set forth in this letter are subject to the following limitations:

         1. We are familiar with the proceedings to date with respect to the issuance of the Securities and the opinions set forth in this letter are based upon such legal and factual examination and inquiries and obtained such advice, assurances, and certificates as we have deemed necessary and advisable in order to render this opinion, including, but not limited to an examination of originals or copies of the following (a) the Registration Statement and Prospectus; (b) each of the Exchange and Purchase Agreements, dated March 28, 2007 and April 2, 2007, between the Company and certain purchasers (the

"Purchasers"), with respect to the issue and sale by the Company and the purchase by the Purchasers of the Debentures; (c) the Indenture; (d) the form of Debentures, as attached as an exhibit to the Indenture; (e) the Registration Rights Agreement and; (f) such other instruments, documents, certificate and records as we have deemed relevant and necessary as the basis of the opinions set forth in this letter. The "Documents" as used in this opinion letter refers to the documents listed in paragraph (a) through (f) above. To the extent it may be relevant to the opinions expressed herein, we have assumed that parties to the Documents other than the Company have the power to enter into and perform such agreements and that such agreements have been duly authorized, executed, and delivered by such other parties and constitute legal, valid, and binding obligations of such other parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all other obligations under the Documents and all laws applicable thereto.

         2. In our examination of the Documents, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the truth, accuracy and completeness of the information, representations and warranties contained in such records, documents, instruments and certificates.

         3. Any opinions set forth in this letter to the effect that any Document is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms is qualified as being subject to (a) limitations imposed by bankruptcy, insolvency, reorganization, receivership, marshalling, arrangement, assignment for the benefit of creditors, fraudulent conveyance, moratorium and other statues, rules, regulations and other laws relating to or affecting the rights and remedies of creditors generally, (b) applicable law and equitable principals that may limit rights to indemnification and contribution and (c) general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether considered in a proceeding of equity or at law.

         4. We do not express any opinion concerning any law other than the General Corporation Law of the State of Delaware, the law of the State of New York and the federal law of the United States.

         Subject to the qualifications set forth in this letter, it is our opinion that (i) the Debentures have been and the Shares when issued will be duly authorized, validly issued, fully paid and non-assessable, and (ii) the Debentures constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and are entitled to the benefits of the Indenture.

         We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters." In giving such consent, we do not believe that we are "experts" within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including the opinions set forth in this letter.


                                        Very truly yours,

                                        HODGSON RUSS LLP


                                        By: /s/ John J. Zak
                                            ------------------------------------
                                            John J. Zak